Mail Stop 3628
                                                              November 6, 2019


    Leland F. Bunch III
    President and Chief Executive Officer
    Banc of America Merrill Lynch Commercial Mortgage Inc.
    One Bryant Park
    New York, New York 10036

            Re: Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Form 10-K for Fiscal Year Ended December 31, 2018
                  Filed March 22, 2019
                  File No. 333-206847-07

                  BANK 2017-BNK9
                  Form 10-K for Fiscal Year Ended December 31, 2018 Filed March 21, 2019
                  File No. 333-206847-08

    Dear Mr. Bunch:

           We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                              Sincerely,

                                                              /s/ Katherine Hsu

                                                              Katherine Hsu
                                                              Office Chief
                                                              Office of
Structured Finance


    cc:     W. Todd Stillerman, Esq.
            Banc of America Merrill Lynch Commercial Mortgage Inc.

            Henry A. LaBrun, Esq.
            Cadwalader, Wickersham & Taft LLP